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                                                                 Exhibit (c)(10)

                    KEY BLANK AND MACHINE SUPPLY AGREEMENT


      THIS AGREEMENT is entered into on the 30th day of March, 1995 between AMERICAN CONSUMER PRODUCTS, INC., a Delaware corporation ("Seller"), and THINGS REMEMBERED, INC., a Delaware corporation ("Buyer").

                                  Witnesseth:

      WHEREAS Buyer wishes to buy and Seller wishes to sell, during the term of this Agreement (as defined in Paragraph 15 hereof), such quantity of certain brass, rubberhead, "Color Plus" and such other key blanks (the "Blanks") to be manufactured by Seller, and such quantity of key machines for the duplicating of keys to be assembled by Seller (the "Machines") and key machine replacement parts (the "Parts") therefor as shall satisfy certain of Buyer's needs, on the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

      1.     Purchase of Blanks.

             During the term of this Agreement (as defined in Paragraph 15 hereof), Buyer will purchase from Seller and Seller will sell to Buyer such quantity of Blanks (hereinafter described) as shall reasonably satisfy certain of Buyer's requirements for use in its retail key duplicating business during such period. Subject to the terms of Paragraph 10 of this Agreement, Buyer will purchase from Seller no less than ten million five hundred thousand (10,500,000) Blanks during each annual period of this Agreement, prorated for any partial period (the "Annual Minimum Purchase Obligation"). However, in no event shall Seller be required to sell Buyer in excess of twenty million two hundred fifty thousand (20,250,000) Blanks during each annual period of this Agreement (prorated for any partial annual period) except by mutual agreement of the parties. From and after the Non-Affiliation Date (as defined in Paragraph 15 hereof), Buyer will purchase from Seller no less than two million four hundred fifteen thousand (2,415,000) Blanks and Seller shall not be required to sell Buyer in excess of three million three hundred seventy five thousand (3,375,000) Blanks during each remaining annual period (prorated for any partial annual period) of this Agreement except by mutual agreement of the parties.

      If Buyer should fail to fulfill its Annual Minimum Purchase Obligation during the term of this Agreement, then in such event, within sixty (60) days after the end of such period, Buyer shall pay to Seller an amount equal to Five Dollars ($5.00) for each one thousand (1,000) Blanks below the Annual Minimum Purchase Obligation for such annual period; provided, however, that if Buyer, during any subsequent annual period, should place orders in excess of the aggregate of its Annual Minimum Purchase Obligation for said annual period and all prior annual periods, then in such event, Seller, within sixty (60) days after the end of said subsequent annual period, shall refund to Buyer,





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to the extent of any sums previously paid by Buyer pursuant to this provision, an amount equal to Five Dollars ($5.00) for each one thousand (1,000) Blanks in excess of the aggregate Annual Minimum Purchase Obligation for which orders were placed by Buyer during any such subsequent annual period.

      2.     Purchase of Machines and Parts.

             Buyer will purchase from Seller and Seller will sell to Buyer during the term of this Agreement, such quantity of Machines and Parts therefore as shall reasonably satisfy Buyer's requirements for use in its retail key duplicating business during such period.

      3      Price - Blanks; Adjustments.

             (a) Buyer and Seller have attached hereto as Schedule A a description of each type of Blank which is the subject of this Agreement, it being understood that the purchase by Buyer hereunder may consist, from time to time, of one or more of said types of Blanks in varying quantities. Set forth on said Schedule A are the initial packaged prices (the "Base Price") of each type of Blank, which prices shall remain in effect during the period from February 1, 1995 through January 31, 1996 (the "First Annual Period") subject to adjustment as hereinafter provided. Buyer and Seller agree that the Base Prices for Blanks purchased by Buyer during the term of this Agreement shall be "cost-plus" and computed in accordance with the formula stipulated in the Key Blank Pricing section of Schedule A hereof.

             At any time during the First Annual Period, the Base Prices for Blanks may be adjusted upward or downward in response to a significant change (in excess of five percent [5%]) in Seller's cost of materials (brass and zinc) related to the manufacture of such Blanks ("Extraordinary Adjustment"). Such Extraordinary Adjustment in the Base Prices of Blanks shall be certified by an executive officer of Seller in writing to Buyer, with sufficient supporting data to Buyer's satisfaction, and such Base Prices as so adjusted and mutually approved by Buyer and Seller shall be the Base Prices in effect for Blanks for the balance of the First Annual Period or until further adjusted pursuant to the provisions of this Paragraph 3(a).

             (b) For the period from February 1, 1996 through January 31, 1997 (the "Second Annual Period"), the Base Prices shall be increased or decreased as to each type of Blank, as follows: In the event that Seller shall project an increase or decrease in its cost of materials, scrap, labor, overhead, inventory carrying cost factor, packaging and indirect overhead ("Standard Costs") during the Second Annual Period, properly allocable to the manufacture or purchase of the Blanks to be sold to Buyer hereunder, Seller shall compute, in a manner consistent with its prior cost accounting practices, the effect thereof upon the Base Price during the First Annual Period for each type of Blank, and each Base Price for the Second Annual Period hereunder shall be increased or decreased accordingly. The proposed increase or decrease in any Base Price for the Second Annual Period shall be certified to Buyer by an executive officer of Seller in writing with sufficient supporting data to Buyer's satisfaction within forty-five (45) days after the end of the First Annual Period and such


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adjusted Base Prices shall be subject to the mutual approval of Buyer and
Seller. Such Base Prices as mutually approved by Buyer and Seller shall be the initial Base Prices in effect for Blanks for the Second Annual Period or until further adjusted pursuant to the provisions of this Paragraph 3(b). Notwithstanding the foregoing, however, in no event shall Seller's cost factor for Standard Costs, as defined in Schedule A hereof, increase in the aggregate in excess of eight percent (8%) above the aggregate amount of such costs during the First Annual Period.

             At any time during the Second Annual Period, the Base Prices for Blanks may be adjusted upward or downward in response to a significant change (in excess of five percent [5%]) in Seller's cost of materials (brass and zinc) related to the manufacture of such Blanks ("Extraordinary Adjustment"). Such Extraordinary Adjustment in the Base Prices of Blanks shall be certified by an executive officer of Seller in writing to Buyer, with sufficient supporting data to Buyer's satisfaction, and such Base Prices as so adjusted and mutually approved by Buyer and Seller shall be the Base Prices in effect for Blanks for the balance of the Second Annual Period or until further adjusted pursuant to the provisions of this Paragraph 3(b).

             (c) For the period from February 1, 1997 through January 31, 1998 (the "Third Annual Period"), the Base Prices shall be increased or decreased as to each type of Blank, as follows: In the event that Seller shall project an increase or decrease in its cost of materials, scrap, labor, overhead, inventory carrying cost factor, packaging and indirect overhead ("Standard Costs") during the Third Annual Period, properly allocable to the manufacture or purchase of the Blanks to be sold to Buyer hereunder, Seller shall compute, in a manner consistent with its prior cost accounting practices, the effect thereof upon the Base Price during the Second Annual Period for each type of Blank, and each Base Price for the Third Annual Period hereunder shall be increased or decreased accordingly. The proposed increase or decrease in any Base Price for the Third Annual Period shall be certified to Buyer by an executive officer of Seller in writing with sufficient supporting data to Buyer's satisfaction within forty five (45) days after the end of the Second Annual Period and such adjusted Base Prices shall be subject to the mutual approval of Buyer and Seller. Such Base Prices as mutually approved by Buyer and Seller shall be the initial Base Prices in effect for Blanks for the Third Annual Period or until further adjusted pursuant to the provisions of this Paragraph 3(c). Notwithstanding the foregoing, however, in no event shall Seller's cost factor for Standard Costs, as defined in Schedule A hereof, increase in the aggregate in excess of eight percent (8%) above the aggregate amount of such costs during the Second Annual Period.

             At any time during the Third Annual Period, the Base Prices for Blanks may be adjusted upward or downward in response to a significant change (in excess of five percent [5%]) in Seller's cost of materials (brass and zinc) related to the manufacture of such Blanks ("Extraordinary Adjustment"). Such Extraordinary Adjustment in the Base Prices of Blanks shall be certified by an executive officer of Seller in writing to Buyer, with sufficient supporting data to Buyer's satisfactions, and such Base Prices as so adjusted and mutually approved by Buyer and Seller shall be the Base Prices in effect for Blanks for the balance of the Third Annual Period or until further adjusted pursuant to the provisions of this Paragraph 3(c).



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             (d) (This subparagraph shall be effective only in the event that the Non-Affiliation Date shall be on or after August 1, 1995 but on or prior to January 31, 1998, but shall not replace Subparagraph 3(c) hereof.) On each February 1 occurring on or after February 1, 1998 during the remaining term of this Agreement, the Base Prices shall be increased or decreased as to each type of Blank, as follows: In the event that Seller shall project an increase in its Standard Costs during the next annual period or portion thereof during the remaining term of this Agreement, properly allocable to the manufacture or purchase of the Blanks to be sold to Buyer hereunder, Seller shall compute, in a manner consistent with its prior cost accounting practices, the effect thereof upon the Base Price during the immediately preceding annual period for each type of Blank, and each Base Price for the annual period or portion thereof then commencing hereunder shall be increased or decreased accordingly. The proposed increase or decrease in any Base Price for the annual period or portion thereof then commencing shall be certified to Buyer by an executive officer of Seller in writing with sufficient supporting data to Buyer's satisfaction within forty five (45) days after the end of the preceding annual period and such adjusted Base Prices shall be subject to the mutual approval of Buyer and Seller. Such Base Prices as mutually approved by Buyer and Seller shall be the initial Base Prices in effect for Blanks for the annual period or portion thereof then commencing or until further adjusted pursuant to the provisions of this Paragraph 3(d). Notwithstanding the foregoing, however, in no event shall Seller's cost factor for Standard Costs, as defined in Schedule A hereof, increase on any February 1 in the aggregate in excess of eight percent (8%) above the aggregate amount of such costs during the preceding annual period.

             At any time during an annual period or portion thereof commencing on or after February 1, 1995, the Base Prices for Blanks may be adjusted upward or downward in response to a significant change (in excess of five percent [5%]) in Seller's cost of materials (brass and zinc) related to the manufacture of such Blanks ("Extraordinary Adjustment"). Such Extraordinary Adjustment in the Base Prices of Blanks shall be certified by an executive officer of Seller in writing to Buyer, with sufficient supporting data to Buyer's satisfactions, and such Base Prices as so adjusted and mutually approved by Buyer and Seller shall be the Base Prices in effect for Blanks for the balance of such annual period or portion thereof or until further adjusted pursuant to the provisions of this Paragraph 3(d).

             (e) Buyer shall hold for Seller's pick-up or shipping instructions at Seller's cost and expense, all Blank order selection cartons (#C48A) used by Seller in shipping Blanks to Buyer. In the event that any such cartons are lost or damaged by Buyer, Buyer shall have the option of reimbursing Seller for the replacement cost or purchasing new cartons for Buyer's own account to which cartons Buyer shall have title.

             (f) All prices hereunder shall be those in effect at the time of the delivery date scheduled by Buyer for delivery of any portion of any order placed by Buyer hereunder. All prices hereunder shall be F.O.B. Seller's plant in Solon, Ohio.





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      4.     Price - Key Machines and Parts; Adjustments.

             (a) Buyer and Seller have attached hereto as Schedule B a partial list and description of each type of Machine and Part which is the subject of this Agreement, it being understood that the purchases by Buyer hereunder may consist, from time to time, of one or more of said types of Machines and Parts in varying quantities. Set forth on said Schedule B are the initial prices (the "Base Prices") of each type of Machine and Part, which prices shall remain in effect during the period from February 1, 1995 through January 31, 1996 (the "First Annual Period").

             (b) For the period from February 1, 1996 through January 31, 1997 (the "Second Annual Period"), the Base Prices shall be increased or decreased as to each type of Machine and Part, as follows: In the event that Seller shall have experienced during the First Annual Period an increase or decrease in its cost of Parts, labor, overhead, inventory carrying cost factor, packaging and indirect overhead ("Costs") or if Seller shall project an increase or decrease in such Costs during the Second Annual Period, properly allocable to the manufacture or assembly of the Machines or purchase of the Parts to be sold to Buyer hereunder, Seller shall compute, in a manner consistent with its prior cost accounting practices, the effect thereof upon the Base Price during the First Annual Period for each type of Machine or Part, and each Base Price for the Second Annual Period hereunder shall be increased or decreased accordingly. The proposed increase or decrease in any Base Price for the Second Annual Period shall be certified to Buyer by an executive officer of Seller in writing with sufficient supporting data to Buyer's satisfaction within forty five (45) days after the end of the First Annual Period and such adjusted Base Prices shall be subject to the mutual approval of Buyer and Seller.

             (c) For the period from February 1, 1997 through January 31, 1998 (the "Third Annual Period"), the Base Prices shall be increased or decreased as to each type of Machine and Part as follows: In the event that Seller during the Second Annual Period shall have experienced an increase or decrease in its Costs or if Seller shall project an increase or decrease in such Costs during the Third Annual Period, properly allocable to the manufacture or assembly of the Machines or purchase of the Parts to be sold to Buyer hereunder, Seller shall compute, in a manner consistent with its prior cost accounting practices, the effect thereof upon the Base Price during the Second Annual Period for each type of Machine or Part, and each Base Price for the Third Annual Period hereunder shall be increased or decreased accordingly. The proposed increase or decrease in any Base Price for the Third Annual Period shall be certified to Buyer by an executive officer of Seller in writing within forty five (45) days after the end of the Second Annual Period and such adjusted Base Prices shall be subject to the mutual approval of Buyer and Seller.

             (d) (This subparagraph shall be effective only in the event that the Non-Affiliation Date shall be on or after August 1, 1996 but on or prior to January 31, 1998, but shall not replace Subparagraph 4(c) hereof.) On each February 1 occurring on or after February 1, 1998 during the remaining term of this Agreement, the Base Prices shall be increased or decreased as to each type of Machine and Part as follows: In the event that Seller shall have experienced during the preceding annual period an increase or decrease in such Costs during the annual period or portion thereof then


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commencing properly allocable to the manufacture or assembly of the Machines or purchase of the Parts to be sold to Buyer hereunder, Seller shall compute, in a manner consistent with its prior cost accounting practices, the effect thereof upon the Base Price during the preceding annual period for each type of Machine or Part, and each Base Price for the annual period or portion thereof then commencing shall be increased or decreased accordingly. The proposed increase or decrease in any Base Price for the annual period or portion thereof then commencing shall be certified to Buyer by an executive officer of Seller in writing with sufficient supporting data to Buyer's satisfaction within forty five (45) days after the end of the preceding annual period and such adjusted Base Prices shall be subject to the mutual approval of Buyer and Seller.

             (e) All prices hereunder shall be those in effect at the time of the delivery date scheduled by Buyer for delivery of any portion of any order placed by Buyer hereunder. All prices hereunder shall be F.O.B. Seller's plant in Solon, Ohio.

      5.     Payment.

             Buyer shall make payment to Seller within fifteen (15) days after the later to occur of the date of receipt of invoice or delivery to Buyer of any portion of any order placed by Buyer hereunder.

      6.     Delivery.

             All purchase orders placed by Buyer under this Agreement shall be filled by Seller within thirty (30) days after any scheduled delivery date specified by Buyer for any portion of any such purchase order, and shall be delivered to Buyer, at Buyer's expense, within said time period at Buyer's warehouse in Highland Heights, Ohio, or at such other location or locations as to which Buyer shall notify Seller within a reasonable time prior to any scheduled delivery date, not to exceed, however, four (4) locations for any shipment. Notwithstanding anything in this Agreement to the contrary, no purchase order or orders for Blanks shall require delivery by Seller in excess of one million four hundred thirty thousand (1,430,000) Blanks in any one month during the term of this Agreement if prior to the Non-Affiliation Date and, if after the Non-Affiliation Date, three hundred thirty thousand (330,000) in any one month during the term. if Seller shall deliver such shipments to Buyer's Highland Heights, Ohio warehouse using Seller's truck and labor, Buyer shall pay Seller a delivery charge per shipment of Seventy Nine Dollars and Twenty Five Cents ($79.25), subject to a mutually agreeable annual cost adjustment by the parties on February 1 of each year, commencing February 1, 1995. Seller's delivery obligations and Buyer's acceptance obligations under this Agreement shall be subject to Seller's being excused for any delay in delivery and Buyer's being excused for any delay in acceptance, respectively, of any such order due to federal, state or municipal action or regulations, strikes or other labor troubles, destruction or damage in whole or in part to the subject matter of the order while in transit, or any other causes or circumstances not subject to its control, including, but without limitation, strikes, war, riot, embargo, acts of God or other unavoidable cause other than Buyer's or Seller's own respective misconduct or negligence. On removal of the cause of any such delay, performance shall be resumed by Buyer and Seller.


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      7.     Additional Types.

             From time to time Buyer and Seller may agree, in writing, upon additional types of Blanks, Machines or Parts to become the subject of this Agreement, and upon the Base Prices therefor, and thereupon said types and prices shall become part of and subject to this Agreement.

      8.     Forecasts.

             Buyer will deliver to Seller by March 15, 1995 Schedule C, being Buyer's initial five (5) month forecast for brass keys and initial nine (9) month forecast for rubberhead and imported Color Plus keys, setting forth Buyer's presently estimated purchase requirements for delivery of such Blanks identified as to type and with estimated delivery dates. Thereafter, Buyer shall provide Seller with an annual forecast and a five (5) month rolling forecast, revised monthly, and firm order commitments three (3) months in advance of delivery with respect to Buyer's purchase of brass keys. Buyer shall also provide Seller with an annual forecast and a nine (9) month rolling forecast, revised monthly, and firm order commitments six (6) months in advance of delivery with respect to the purchase of rubberhead and import Color Plus keys, and an annual forecast with a five (5) month rolling forecast, revised monthly, and firm order commitments three (3) months in advance of delivery with respect to the purchase of domestic Color Plus keys. Seller shall maintain an adequate inventory of Blanks so as to be able to service Buyer respecting the forecasts and orders. With respect to Blanks which are manufactured by Seller exclusively for sale by Buyer, Buyer agrees to place minimum orders of at least fifteen thousand (15,000) pieces for each such style of Blank ordered from Seller.

      9.     Quality.

             Seller warrants that each type of Blank manufactured and purchased hereunder shall conform in all respects to the respective duplicate samples exchanged and initialed by Buyer and Seller (including workmanship, appearance, materials and design). In the event any of the Blanks, Machines or Parts is rejected by Buyer as being non-conforming to the requirements of this Agreement, Seller shall replace the non-conforming items with items conforming to the requirements of this Agreement without additional cost to Buyer, freight prepaid. Any non-conforming items will be promptly repackaged and returned by Buyer freight collect within ninety (90) days after delivery by Seller. The foregoing shall be the sole remedy of Buyer for any failure of Blanks, Machines, or Parts to conform to the requirements of this Agreement. SELLER MAKES NO OTHER WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESS OR IMPLIED, OF OR IN RESPECT OF THE BLANKS, MACHINES, AND/OR PARTS SOLD TO BUYER, INCLUDING WARRANTIES OF MERCHANTABILITY' AND FITNESS, AND ALL SUCH OTHER WARRANTIES ARE HEREBY EXPRESSLY EXCLUDED. SELLER SHALL NOT BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUES OR PROFITS.




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      10.    Assignment.

             Except as provided in this Paragraph 10, neither this Agreement nor any right hereunder shall be delegated or assigned by either party hereto without the prior written consent of the other party and any attempted delegation or assignment shall be void. In the event either party to this Agreement shall sell all or substantially all of its stock or assets relating to its key business, the selling party shall cause the purchaser to agree in writing to assume all the covenants and obligations of the selling parry under this Agreement for the remaining term, and the selling party shall assign all of its rights in this Agreement for the remaining term to the purchaser; provided, further, the selling party shall remain secondarily liable on all its covenants and obligations under this Agreement for the remaining term.

             Notwithstanding any provision of this Agreement to the contrary, from and after the Non-Affiliation Date, Buyer shall have the option to reduce its Annual Minimum Purchase Obligation from ten million five hundred thousand (10,500,000) Blanks to two million four hundred fifteen thousand (2,415,000) Blanks for each remaining annual period prorated for any partial annual period.

      11.    Entire Agreement.

             This Agreement contains the entire understanding of the parties and is intended as a final expression of their agreement and a complete statement of the terms thereof, and shall not be modified except in a writing signed by the parties hereto. No waiver by any party hereto of any default shall be deemed a waiver of any subsequent default. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns.

      12.    Risk of Loss.

             If the items ordered hereunder are delivered to Buyer by Seller's truck, risk of loss or damage thereto shall be borne by Seller until Buyer accepts delivery of such items; otherwise, Buyer assumes the risk of loss or damage once the items leave Seller's premises.

      13.    Notices; Governing Laws: Paragraph Headings.

             Any notices required to be given under this Agreement or by law shall be in writing and personally delivered or mailed, postage prepaid, by registered or certified mail, return receipt requested, and if given to Buyer, at Buyer's principal place of business in Highland Heights, Ohio at 5340 Avion Park Drive, Highland Heights, Ohio, 44143, Attention: President, and if given to Seller, at its principal place of business at 31100 Solon Road, Solon, Ohio, 44139, Attention: President. This Agreement shall be governed by and interpreted under the Uniform Commercial Code as in effect at the date hereof in the State of Ohio. Paragraph headings contained herein are for convenience only and shall not be used in construing this Agreement.


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      14.    Adjudication of Bankruptcy.

             In the event either party hereto shall be adjudicated a bankrupt or insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors, or consent to or apply for the appointment of a receiver or otherwise consent to or have instituted against it any bankruptcy or similar proceedings, and any of the foregoing, if instituted against it but not otherwise, is not dismissed or discharged within thirty (30) days, then, in any such event, the other party hereto may, at its respective option, without notice, terminate this Agreement as to any rights and obligations respecting orders which otherwise might or would be placed thereafter hereunder.

      15.    Term; Non-Affiliation Date.

             The term of this Agreement shall commence as of February 1, 1995 and shall continue to January 31, 1998; provided, however, if the Non-Affiliation Date (as hereinafter defined) shall occur on or after August 1, 1996 but on or prior to January 31, 1998 as a result of the occurrence of any of the events described in clause (ii) below, the term of this Agreement shall continue for a period of eighteen (18) months following the Non-Affiliation Date. The term "Non-Affiliation Date" means the date of: (i) the sale of a controlling interest of the stock of Cole Gift Centers, Inc. (for purposes of this Agreement, the phrase "sale of controlling interest" shall mean the sale of such shares of stock of Cole Gift Centers, Inc. which gives the purchaser of such stock the power, directly or indirectly, to direct or cause the direction of the management or policies of Cole Gift Centers, Inc., whether through the direct ownership of voting securities or by contract or otherwise) to a person or entity not controlled (directly or indirectly) by Cole National Group, Inc. or the sale of all or substantially all the assets of Cole Gift Centers, Inc. or the merger or consolidation of Cole Gift Centers, Inc. with or into an entity or person not controlled (directly or indirectly) by Cole National Group, Inc., or (ii) the sale of a controlling interest of the stock of Buyer (for purposes of this Agreement, the phrase "sale of controlling interest" shall mean the sale of such shares of stock of Buyer which gives the purchaser of such stock the power, directly or indirectly, to direct or cause the direction of the management or policies of Buyer, whether through the direct ownership of voting securities or by contract or otherwise) to a person or entity not controlled (directly or indirectly) by Cole National Group, Inc. or the sale of all or substantially all the assets of Buyer or the merger or consolidation of Buyer with or into an entity or person not controlled (directly or indirectly) by Cole National Group, Inc.





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      IN WITNESS WHEREOF, the parties have hereunto set their hands the day and year first above written.



                                      AMERICAN CONSUMER PRODUCTS, INC.


                                      By:

                                      Title:  President




                                      THINGS REMEMBERED, INC.

                                      By:

                                      Title: President





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